NEWS
Keith Siegner
Vice President, Investor Relations, Corporate Strategy and Treasurer

YUM! BRANDS, INC. COMPLETES REPRICING OF APPROXIMATELY $2.0 BILLION TERM LOAN B FACILITY

LOUISVILLE, KY - March 21, 2017 - Yum! Brands, Inc. (NYSE: YUM) (the “Company”) today announced that certain subsidiaries that operate the Company’s KFC, Pizza Hut and Taco Bell businesses have completed the repricing of the existing approximately $2.0 billion Term Loan B under the Senior Secured Credit Facility pursuant to an amendment to the Senior Secured Credit Agreement.

The amendment reduces the interest rate applicable to the senior secured term loan by 0.75% to adjusted LIBOR plus 2.00%, with a rate stepdown to LIBOR plus 1.75%, in the event the Secured Leverage Ratio is less than 1 to 1. The repricing is expected to reduce annual cash interest by approximately $15 million. The maturity date and all other material provisions under the Senior Secured Credit Agreement remain unchanged.

The decrease in interest expense resulting from this repricing is another positive step towards a more efficient cost structure while maintaining an optimized capital structure of approximately 5.0x leverage.

Yum! Brands, Inc., based in Louisville, Kentucky, has over 43,500 restaurants in more than 135 countries and territories and is one of the Aon Hewitt Top Companies for Leaders in North America. The company’s restaurant brands - KFC, Pizza Hut and Taco Bell - are the global leaders of the chicken, pizza and Mexican-style food categories. Worldwide, the Yum! Brands system opens over six new restaurants per day on average, making it a leader in global retail development.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts. These statements often include words such as “may,” “will,” “estimate,” “intend,” “seek,” “expect,” “project,” “anticipate,” “believe,” “plan,” “could,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” “model,” “ongoing” or other similar terminology. Forward-looking statements are based on our current expectations, estimates, assumptions or projections concerning future results or events, including, without limitation, the future earnings and performance as well as capital structure of Yum! Brands or any of its businesses. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. Factors that could cause actual results and events to differ materially from our expectations and forward-looking statements are, in addition to those noted above, included in reports filed with the SEC by Yum! Brands from time to time, including those discussed under the heading “Risk Factors” in our most recently filed reports on Form 10-K and 10-Q. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We are not undertaking to update any of these statements.

Analysts are invited to contact:
Keith Siegner, Vice President, Investor Relations, Corporate Strategy and Treasurer, at 888/298-6986
Elizabeth Grenfell, Director, Investor Relations, at 888/298-6986

Members of the media are invited to contact:
Virginia Ferguson, Director, Public Relations, at 502/874-8200

Yum! Brands, Inc. 1900 Colonel Sanders Lane Louisville, KY 40213
P: 502.874.8300 www.yum.com/investors